Exhibit 99.1

KULR Technology Secures Patent for Thermal Runaway Shield (TRS), Proven to Minimize Risk of Fires and Explosions in Lithium-Ion Battery Packs

CAMPBELL, Calif., Jan. 07, 2019 (GLOBE NEWSWIRE) -- KULR Technology Group, Inc. (OTCQB: KUTG), (the “Company” or “KULR”), today announced that the United States Patent and Trademark Office has awarded it a patent on its Thermal Runaway Shield (TRS) – a technology designed and successfully tested to reduce the fire, explosion and other risks associated with thermal runaway in lithium-ion battery packs.

“The awarding of this patent is a big leap forward in our ongoing work to research and develop products that make batteries safer,” said Dr. Timothy Knowles, co-founder and Chief Technology Officer of KULR, and first named inventor of the patent. “We believe that designers, engineers and customers in a variety of markets, both current and new, will benefit from our innovative technology.”

Lithium-ion batteries are the industry and consumer standard for portable power; billions of individual battery cells exist and billions more are planned for production. But lithium-ion batteries fail, sometimes with catastrophic results. Among the most dangerous types of cell failures are latent manufacturing defects or stress-related failures related to fatigue, damage, over-cycling or rapid charging and discharging. In many cases, when a single cell in a multi-cell pack fails, for any reason, the fire and heat trigger neighboring cells to also fail in a chain reaction known as thermal runaway propagation.

The Company’s TRS is a sleeve-like shield that surrounds and separates individual cells in multi-cell packs and contains KULR’s proprietary carbon fiber fabric and a liquid. The unique combination and configuration of the shield passively draws intense heat of cell failures away from nearby cells while dousing the failed area in a cooling and fire-prevention liquid. In tests conducted by NASA, prototypes of the KULR TRS were shown to keep the temperature of neighboring cells well below their failure temperature of 130 Celsius, while a failed cell surpassed 1,000 Celsius.

“With protection guaranteed for our intellectual property, we can more aggressively enter commercial markets,” said Michael Mo, CEO of KULR Technology. “Battery safety is a global concern across many very large and rapidly growing markets such as E-mobility, aerospace, defense, and consumer electronics.”

KULR’s core technology is a space-used, vertically-aligned carbon fiber material that is lighter, more flexible, and more efficient than traditional thermal management products. As pure carbon, KULR fiber is perfectly heat efficient and because it behaves like a flexible fabric it can fit with just about any power or electronic configuration in extremely demanding spaces with minimal contact pressure.

The patent, awarded as #10147921, was originally applied for in July 2016 and awarded December 4, 2018.

KULR will be presenting TRS and other thermal management products at the Consumer Electronics Show in Las Vegas from January 8th to 11th 2019 at its private suite in Bellagio Hotel. Contact Derek Newton - (786) 499-8998 derek.newton@kulrtechnology.com - to schedule a private meeting.

About KULR Technology Group, Inc.

KULR Technology Group, Inc., through its wholly-owned subsidiary KULR Technology Corporation (“KULR”), develops and commercializes high-performance, space-used thermal management technologies for electronics, batteries and other components across an array of applications such as electrical vehicle, and autonomous driving (collectively known as E-Mobility) along with AI, cloud computing, energy storage and 5G communications technologies. KULR’s proprietary core technology is a carbon fiber material with roots in aerospace and defense that provides superior thermal conductivity and heat dissipation in an ultra-lightweight, pliable material. By leveraging this break-through cooling solution, and its longstanding development partnerships with NASA, the Jet Propulsion Lab, and others, KULR makes E-mobility as well as other products cooler, lighter, and safer. https://www.kulrtechnology.com

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our parent entity’s Form 10-K filed on April 17, 2018. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

KULR Technology Group, Inc.

Derek Newton

Head of Media and Public Relations

(786) 499-8998    derek.newton@kulrtechnology.com

Pondel Wilkinson Inc.

Investor Relations

(310) 279-5984    KULR@pondel.com